Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

Sunoco Logistics Partners L.P.

Year Ended December 31, 2008
Fixed Charges:
Interest cost and debt expense	$34,990
Interest allocable to rental expense (a)	2,030

Total	$37,020

Earnings:
Income before income tax expense	$214,480
Equity in income of less than 50 percent owned affiliated companies (b)	(22,415)
Dividends received from less than 50 percent owned affiliated companies (b)	22,191
Fixed charges	37,020
Interest capitalized	(3,855)
Amortization of previously capitalized interest	253

Total	$247,674

Ratio of Earnings to Fixed Charges	6.69

(a)	Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.
(b)	Reflects amounts attributable to interests in the following corporate joint ventures accounted for under the equity method: 9.4 percent in Explorer Pipeline Company, 31.5 percent in Wolverine Pipe Line Company, 12.3 percent in West Shore Pipe Line Company, 14.0 percent in Yellowstone Pipe Line Company, 43.8 percent in West Texas Gulf Pipe Line Company and 55.3 percent in Mid-Valley Pipeline Company.